Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FIRST QUARTER 2012 RESULTS

HAMDEN, CT – May 9, 2012 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, today announced financial results for the three-month period ended March 31, 2012.  Summary results for the period are as follows:

	Three months ended March 31,
(in $000s, except EPS)	2012	2011	% change
Net sales	$17,559	$20,694	-15.1%

Operating income	$1,910	$2,788	-31.5%
Net income	$1,208	$1,825	-33.8%
Diluted earnings per share	$0.13	$0.19	-31.6%

“We are pleased with our first quarter 2012 results as we reached record quarterly sales of $9.4 million in our casino and gaming market - an excellent achievement in a continued challenging economic environment,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “Further, we achieved a notable gross margin improvement of 510 basis points compared to the same period last year through a favorable sales mix from our recently acquired line of Printrex printers and continued strong performance in our domestic casino and gaming market.  Looking ahead, we are encouraged by the early positive response we’ve received from our five new product launches – the most in TransAct’s history – including the entry into the hospitality market with our new line of food safety and prep terminals and the launch of two new color Printrex printers for use in the oil and gas exploration market.  Together, we believe these products can begin contributing to our results in the latter portion of the year.”

Mr. Shuldman continued, “For the first quarter of 2012, domestic casino and gaming sales were up 63% over last year’s first quarter, benefiting from several new casino openings, continued market share gains and the first contribution of sales from our EPICENTRAL® Print System.  International casino and gaming sales were up 21% from the prior-year period led by a strong performance in Europe and a resumption of printer shipments into Italy as the pace of installations of VLT gaming machines increased.  Printrex printer sales for the first quarter of 2012 were $1.2 million.  Banking and POS printer sales declined 5% compared to the first quarter of 2011 on lower POS sales due to the substantial completion of the McDonald’s rollout, partially offset by an increase in banking printer sales from a new customer win. Lottery sales were down 86% to $1.0 million as sales to GTECH returned to a more normalized level compared to a near-record level in the prior-year period.  TransAct Services Group revenue declined 5% on a year-over-year basis, primarily due to lower sales of consumable products which were partially offset by higher service revenue.  Finally, year-to-date through May 8, 2012, we purchased approximately 441,000 shares under our stock repurchase program, with most of the purchases occurring in the month of April.”

First Quarter 2012 Results

Revenue for the first quarter of 2012 was $17.6 million, a decrease of 15% compared to $20.7 million in the prior-year period.  Gross margin for the first quarter of 2012 was 38.6%, an increase of 510 basis points compared to 33.5% in the prior-year quarter as the Company experienced a more favorable sales mix, as well as contributions from the higher-margin Printrex printers.  Operating expenses were $4.9 million, an increase of $0.7 million from the prior-year period, driven mainly by ongoing expenses related to the Printrex acquisition and higher product development expenses.  Operating expenses also included a restructuring charge of approximately $0.1 million for employee termination benefits and moving expenses related to the anticipated closing of the Printrex manufacturing facility in San Jose, California.  The Company recorded net income in the first quarter of 2012 of approximately $1.2 million, or $0.13 per diluted share, compared to net income of approximately $1.8 million, or $0.19 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We are very proud of recording the highest quarterly casino and gaming market sales in TransAct’s history, as well as seeing significant gross margin expansion aided by higher-margin casino and gaming and Printrex printer sales.  We expect continued strong contributions to our gross margins from these products for the remainder of 2012.”

2012 Outlook

Looking ahead, TransAct maintains its expectations of another year of revenue and earnings per share growth in 2012 compared to 2011.  TransAct also continues to expect free cash flow (cash flow provided by operations less capital expenditures) of at least $7 million in 2012.

Liquidity and Capital Resources

As of March 31, 2012, the Company had approximately $7.9 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.    During the first quarter of 2012, TransAct repurchased 20,155 shares for approximately $0.1 million (average price of $7.20).  Year-to-date through May 8, 2012, TransAct has repurchased approximately 441,000 shares for approximately $3.75 million (average price of $8.55) under its stock repurchase program.  As of May 8, 2012, TransAct’s $15 million repurchase program allows the Company to repurchase up to $8.4 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed first quarter 2012 results during a conference call today at 4:30 PM EDT. The conference call-in number is 888-554-1430.  A replay of the call will be available from 7:30 PM EDT on Wednesday, May 9 through midnight EDT on Wednesday, May 16 by telephone at 877-870-5176; passcode 1391004.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries. These industries include casino, gaming, lottery, banking, kiosk, point-of-sale, food safety, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, the Company’s ability to successfully integrate the Printrex business with its existing operations; customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on contractor manufacturers for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2012	2011
Net sales	$17,559	$20,694
Cost of sales	10,781	13,762
Gross profit	6,778	6,932

Operating expenses:
Engineering, design and product development	1,213	769
Selling and marketing	1,601	1,519
General and administrative	2,000	1,856
Business consolidation and restructuring	54	-
	4,868	4,144
Operating income	1,910	2,788

Interest and other income (expense):
Interest, net	2	4
Other, net	(24)	15
	(22)	19

Income before income taxes	1,888	2,807
Income tax provision	680	982
Net income	$1,208	$1,825

Net income per common share:
Basic	$0.13	$0.19
Diluted	$0.13	$0.19

Shares used in per share calculation:
Basic	9,427	9,446
Diluted	9,532	9,702

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2012	2011
Banking and point-of-sale	$2,336	$2,462
Casino and gaming	9,411	6,954
Lottery	1,030	7,542
Printrex	1,239	-
TransAct services group	3,543	3,736
Total net sales	$17,559	$20,694

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$7,873	$6,863
Accounts receivable, net	12,830	9,583
Inventories	11,822	14,151
Refundable income taxes	-	446
Deferred tax assets	1,636	1,636
Other current assets	583	375
Total current assets	34,744	33,054

Fixed assets, net	3,146	3,358
Goodwill	2,621	2,518
Deferred tax assets	885	890
Intangible assets, net	2,724	2,861
Other assets	133	59
	9,509	9,686
Total assets	$44,253	$42,740

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,844	$3,019
Accrued liabilities	2,481	2,672
Deferred revenue	650	141
Total current liabilities	5,975	5,832

Deferred revenue, net of current portion	201	224
Deferred rent, net of current portion	347	357
Accrued acquisition consideration	680	680
Other liabilities	307	334
	1,535	1,595
Total liabilities	7,510	7,427

Shareholders’ equity:
Common stock	109	108
Additional paid-in capital	25,413	25,058
Retained earnings	22,821	21,613
Accumulated other comprehensive loss, net of tax	(60)	(71)
Treasury stock, at cost	(11,540)	(11,395)
Total shareholders’ equity	36,743	35,313
Total liabilities and shareholders’ equity	$44,253	$42,740